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EXHIBIT 11.1

                           CERION TECHNOLOGIES INC.

                          COMPUTATION OF NET INCOME
                               PER COMMON SHARE

                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                For the Three Months Ended
                                                                --------------------------
                                                               June 28, 1996  June 30, 1995
                                                               -------------  -------------
Net income                                                         $2,204        $  974
                                                                   ======        ======
Shares:
   Weighted average common shares outstanding during the period     6,039         5,400
                                                                   ------        ------
   Common equivalent shares                                            --            --
                                                                   ------        ------
Net income per common share:                                        6,039         5,400
                                                                   ======        ======
                                                                   $ 0.36        $ 0.18
                                                                   ======        ======